Exhibit 10.25

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the 16th day of October, 2013, by and between INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Pennsylvania limited partnership, having an address at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 (“Buyer”), and KOLA INVESTMENTS, LLC, a New Jersey limited liability company, having an address at 4300 Haddonfield Road, Suite 314, Haddonfield, NJ 08109 (“Seller”).

BACKGROUND:

A. This Agreement is made with reference to the following real and personal property of the Seller (each individually referred to herein as a “Single Property” and collectively as the “Property”):

Seller’s fee interest in those certain parcels of real property, located in Oklahoma City, Oklahoma and Edmund, Oklahoma, as more particularly described in Exhibit A hereto, together with all easements, rights and privileges appurtenant thereto (the “Land”) and commonly referred to as (i) The Augusta Apartments, located at 4001 NW 122nd Street, Oklahoma City, Oklahoma; (ii) Heritage Park Apartments, located at 1920 Heritage Park Drive, Oklahoma City, Oklahoma; (iii) The Invitational Apartments, located at 3959 NW 122nd Street, Oklahoma City, Oklahoma; (iv) Raindance Apartments, located at 2201 NW 122nd Street, Oklahoma City, Oklahoma; and (v) Windrush Apartments, located at 200 W. 15th Street, Edmond, Oklahoma;

The buildings (the “Buildings”), together with all improvements appurtenant thereto (the Buildings and such improvements being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

All of Seller’s fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, and located within the Real Property, including, without limitation, the personal property set forth on Exhibit B attached hereto (as same may be replaced in the ordinary course of business) but excluding tangible personal property owned by tenants of the Real Property under Leases (herein defined) (the “Personalty”);

All of Seller’s intangible property used or useful in connection with the foregoing, including, without limitation, all assignable contract rights, guarantees, licenses, permits and warranties; and

All assignable and transferable right, title and interest of Seller in and to all leases or other agreements, and each amendment, renewal, expansion and extension thereto, sublease, occupancy agreements, licenses and any other agreements for or which relate to the use, possession or occupancy of the Property, together with security deposits thereunder not applied in accordance with the terms thereof prior to Closing (as hereinafter defined), whether written or oral, in effect on the Closing Date (as hereinafter defined) demising space in or providing for the use or occupancy of the Improvements or the Land listed on Exhibit “C” (the “Rent Roll”) (together with such additional leases approved or permitted pursuant to Article 8 hereof, the “Leases”).

The “Property” shall exclude the following property, whether tangible or intangible: (A) any personal property and fixtures owned, financed and/or leased by the tenants; (B) any cash-on-hand, petty cash, bank accounts or other funds of Seller in whatsoever form the same are held; (C) any and all Rents, which shall be separately adjusted between the parties at Closing pursuant to Article 4; (D) all rights to refunds, accounts receivable, accrued and unpaid claims, causes of action and rights of reimbursement from third parties (other than amounts under the Assigned Contracts (as hereinafter defined) and Leases, which shall be prorated pursuant to Article 4), bonds and any other claims for payment Seller may have, to the extent arising or relating to the period prior to Closing; (E) all of Seller’s financial books and records, in whatsoever form or nature, relating to the management, business, financing and operation of Seller or the Property, including tax returns and reporting information, organizational documents, minutes, resolutions, and related corporate materials, appraisals or valuations or other reports and studies (of whatsoever form or nature and whether or not prepared by the Seller Parties (as defined herein) or any other person) of the Property, all proprietary information and documentation, materials relating to the marketing of or market information regarding the Property, internal analyses and communications of the Seller Parties relating to the Property or any other matter, communications or other information prepared by or exchanged with legal counsel of the Seller Parties, financial statements and related confidential information of the Seller Parties, communications or other information prepared by or exchanged with any current or former lender of Seller relating to the Property or otherwise; provided, however, that copies of all such documentation listed in this Subsection (E) that are also listed on Schedule 1 are provided to Buyer pursuant to Section 7.1 hereof; (F) all software of any kind or nature whatsoever, including applications software and computer software, databases, programs, archive media, backup media, electronic data, documentation, manuals and codes used by any of Seller Parties in connection with the management, operation and maintenance of the Property; and (G) any reserves held by Lender under the Loan Documents.

B. Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the Purchase Price (herein defined) and on the other terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be SIXTY FIVE MILLION and 00/100 Dollars ($65,000,000.00) (the “Purchase Price”) which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

(a) To further secure Buyer’s performance of this Agreement, within one (1) Business Day from the execution of this Agreement by Buyer, Buyer shall deliver to Land Services USA, Inc. (“Escrow Agent”), by wire transfer of immediately available federal funds, to be held in an interest bearing escrow account pursuant to Article 15 hereof, and delivered in accordance with this Agreement, a cash deposit in the amount of TWO HUNDRED FIFTY THOUSAND and 00/100 Dollars ($250,000.00) (together with interest earned thereon, the “Initial Deposit”). Buyer’s timely delivery of the Initial Deposit to Escrow Agent, as prescribed in this Section 2.1(a), is a condition precedent to the effectiveness of this Agreement and Seller’s obligations hereunder. Within one (1) Business Day following the expiration of the Due Diligence Period (as hereinafter defined), Buyer shall deliver to Escrow Agent, by wire transfer of immediately available federal funds, an additional cash deposit in the amount of FOUR HUNDRED THOUSAND and 00/100 Dollars ($400,000.00) (together with interest earned thereon, the “Additional Deposit”; together with the Initial Deposit, the “Deposit”). If Buyer so elects prior to the expiration of the Due Diligence Period, and notifies Seller and Escrow Agent in writing that it is terminating this Agreement by such date pursuant to the provisions of Article 7 hereof, the Deposit shall be immediately returned to Buyer by Escrow Agent in accordance with the terms of this Agreement. If Buyer does not properly terminate this Agreement prior to the expiration of the Due Diligence Period, the Deposit shall, except as otherwise set forth in this Agreement, thereafter be non-refundable to Buyer and deemed fully-earned by Seller but shall be applied to the Purchase Price if Buyer is not in default hereunder and the Closing occurs.

(b) Assumption of Existing Indebtedness. Buyer shall pay a portion of the Purchase Price by and through Buyer’s assumption at Closing (the “Loan Assumption”) of the principal indebtedness owed and outstanding, as of the Closing, to which the Property and Seller are subject in the original principal amount of FIFTY TWO MILLION and 00/100 Dollars ($52,000,000.00), which, as of the Effective Date, has an outstanding principal balance of approximately FORTY SIX MILLION ONE HUNDRED THOUSAND and 00/100 Dollars ($46,100,000.00) (the “Loan”) from GMAC Commercial Mortgage Corporation, and now held by JPMC Series 2006 LDP7 (“Lender”) such Loan being evidenced by a certain Loan Agreement dated as of March 3, 2006 by and between Borrower and Lender (the “Loan Agreement”), a certain promissory note and related loan documents.

(c) Net Purchase Price. Buyer shall pay the balance of the Purchase Price, subject to a credit for the Deposit, for the outstanding principal indebtedness on the Loan assumed by Buyer, and subject to the adjustment for items described in Article 4 below, in cash (the “Net Purchase Price”) wire transfer of immediately available federal funds to Escrow Agent in accordance with the terms and conditions of this Agreement, so that Seller shall receive such payment in its designated account at the Closing. At least five (5) Business Days before Closing, Seller will prepare for Buyer’s review, a preliminary settlement statement, setting forth all closing adjustments and pro rations, to which Buyer shall respond promptly and the parties will begin pre-closing the transaction.

(d) Lender Consent. All of the documents executed by Seller or its Affiliates (as hereinafter defined) and which evidence, secure and/or otherwise relate to the Loan as amended, restated, replaced, substituted, severed, supplemented or otherwise modified from time to time are referred to herein as the “Loan Documents” and are set forth on the list attached hereto as Exhibit “D”. The parties acknowledge that the written consent of Lender (and of any rating agencies, servicers, credit enhancers or other parties whose consent or confirmation is required by the terms of the Loan Documents, together, the “Lender Parties”, or singly, a “Lender Party”), to the assumption of the Loan Documents, with no material changes in the economic terms of the Loan and the release of any guarantors and indemnitors are each a condition to the Closing of this transaction (together, including any consents from any Lender Parties required under the terms of the Loan Documents, the “Lender Consent”). Seller shall request and authorize the applicable Lender Parties (a) to provide Buyer an application or applications, as necessary, for the Loan Assumption and the Lender Consent (the “Assumption Application”); and (b) to accept the Assumption Application. Buyer shall, within ten (10) Business Days after Buyer’s actual receipt of the Assumption Application from either Seller or Lender, submit to the applicable Lender Parties the Assumption Application and all accompanying documentation and information (including financial information) to satisfy the requirements of the Assumption Application and all application fees, which Assumption Application shall include the submission and offer of a creditworthy Substitute Liable Party (defined below). Concurrently with its delivery of the Assumption Application to the applicable Lender Parties, Buyer shall provide to Seller a copy of the cover letter (and the Assumption Application), submitting the Assumption Application to the applicable Lender Parties as well as a copy of all subsequent correspondence with such Lender Party. In connection with the Assumption Application, Seller shall, at no cost or expense to Seller cooperate with the Buyer and the Lender Parties and provide such data, information and documents on a timely basis to the Lender Parties as may be requested by Buyer and/or Lender Parties. The Lender Consent must be consistent with the following: (i) the Lender Parties shall have agreed to release Seller and all existing guarantors and indemnitors from all obligations and liabilities under the Loan Documents (the “Lender Release”) in forms reasonably satisfactory to Seller and the respective Lender Parties, (ii) the Lender Consent shall require such provisions, conditions and documents as are consistent with the Loan Documents and Assumption Application and are satisfactory to and approved by Seller and Buyer (the documents in (i) and (ii) are referred to herein as the “Loan Assumption Documents”), and (iii) the respective Lender Parties shall have approved the identity and credit of the entity and persons offered by Buyer as the “Substitute Liable Party” on any required indemnities and guaranties. Neither Seller nor Buyer shall unreasonably withhold its consent to the form of the Loan Assumption Documents. Buyer shall, in good faith, use diligent efforts to seek to obtain the Lender Consent. Buyer shall be responsible for the payment at Closing of the Loan Assumption Fees and Costs (as hereinafter defined), including, without limitation, any Lender Parties’ attorneys’ fees, application costs, including but not limited to, loan assumption application fee, loan assumption fees, all related Lender Parties’ expense reimbursements and all title insurance costs for title searches, insurance policies and endorsements required by the Lender Parties (“Loan Assumption Fees and Costs”) and (iii) each of Buyer and Seller shall be responsible for its own legal fees in connection therewith.

2.2 Payment at Closing; Funding Agreement. Prior to the consummation of the transactions contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the sum of the Deposit, and the outstanding principal balance of the Loan (the “Loan Assumption Amount”) on the Closing Date in accordance with the terms and provisions of this Agreement, less the adjustments for items described in Article 4, Section 5.1, Section 5.2 and Section 8.3 below, as applicable (the “Net Purchase Price”). The Net Purchase Price shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of the Escrow Agent.

ARTICLE 3

TITLE AND SURVEY

3.1 At Closing, Seller shall convey to Buyer the Property free and clear of all liens, encumbrances, restrictions, security interests, leases, licenses in favor of others, conditions, restrictions, easements and other encumbrances of any nature or description whatsoever, excepting, however, those listed on Exhibit “E” to be attached hereto and made a part hereof except to the extent that Seller is required to or agrees to remove same pursuant to the provisions of Section 3.2 below (collectively, the “Permitted Exceptions”). Otherwise, title to the Property shall be good and marketable, and will be insured as such by a reputable title insurance company (the “Title Insurance Company”) at the regular rates to the extent of the Purchase Price.

3.2 Within twenty (20) days from the Effective Date, Buyer shall obtain and deliver to Seller a title commitment or title commitments (collectively, the “Title Commitment”) with respect to the Property from the Title Insurance Company. Delivery of a copy of the Title Commitment to Seller shall be accompanied by Buyer’s notice of those items disclosed by the Title Commitment to be exceptions to title insurance which are unacceptable to Buyer and are not listed on Exhibit “E” hereto (“Buyer’s Notice”). Within five (5) days following Seller’s receipt of Buyer’s Notice, Seller shall give notice to Buyer of the identity of those exceptions to title which Buyer has indicated on Buyer’s Notice as being unacceptable and which Seller indicates that it is unwilling or unable to cure (“Seller’s Notice”). Such additional exceptions and conditions shall be added to and become a part of the Permitted Exceptions, unless Buyer, prior to the expiration of the Due Diligence Period, forwards notice of termination of this Agreement to Seller, in which event the Deposit shall be returned to Buyer, and Buyer and Seller shall be released from all liability and obligations to the other hereunder, except for such obligations which specifically survive Closing or the termination of this Agreement. The foregoing notwithstanding, under no circumstances shall (1) a mortgage, judgment or other lien against the Property, other than the liens or encumbrances relating to the Loan be included as a Permitted Exception; or (2) a title exception created by Seller after the date of the issuance of the Title Commitment be included as a Permitted Exception, unless Buyer has consented to the creation of same.

ARTICLE 4

APPORTIONMENTS; TAXES; EXPENSES

4.1 Apportionments.

(a) Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, shall be prorated on a per diem basis effective as of 11:59 p.m. on the day prior to the Closing; provided however that water, electric, gas and other utility charges that are measured by meters shall not be prorated, and Seller shall obtain a final reading as of the day prior to Closing and be solely responsible for charges incurred prior to such final reading. Seller shall cooperate with Buyer in arranging for the transfer of all such utilities to Buyer’s name. Seller shall be entitled to receive the return of all utility deposits, bonds and other security for or under the Contracts (as hereinafter defined), which shall not be prorated. Buyer shall cooperate with Seller in obtaining such return, and Buyer shall be responsible for replacing any such deposits, bonds and other security if and to the extent required by the applicable utility company. Seller shall be required to obtain readings of any meters measuring electricity provided to tenants on a direct meter basis, and shall remain liable for any such charges billed or billable to the tenants prior to the Closing. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted between Buyer and Seller when and if final bills are issued. If any bills for Operating Expenses for periods prior to Closing are not then available, those amounts shall be adjusted after Closing within thirty (30) days of receipt of said bills. If Seller is presently prosecuting tax abatement proceedings, after the Closing, Seller shall continue to be authorized to prosecute such proceedings, and shall be entitled to any abatement proceeds obtained in connection therewith and attributable to any time period before the Closing. Buyer agrees after the Closing, to the extent reasonably necessary for Seller to continue to prosecute such proceedings, to reasonably cooperate with Seller in such prosecution, and also agrees to promptly endorse or pay over to Seller any abatement amounts attributable to any time period prior to Closing if received by Buyer. If Buyer later prosecutes a tax abatement, reduction or protest, which results in any tax savings for any period during which Seller owned the Property or for amounts paid by Seller, Buyer shall pay to Seller its proportionate share of any such amounts (less Seller’s proportionate share of expenses incurred relating to same).

(b) Rent. Except for delinquent rent as addressed below, all current, collected rent under the Leases shall be prorated effective as of 11:59 p.m. on the day prior to the Closing. Delinquent rent due for the time period ending as of 11:59 p.m. on the day prior to the Closing shall not be prorated but shall remain the property of Seller. Payments received by either Buyer or Seller from tenants at any time from and after the Closing Date shall be applied first to rents then due for the current period and then to rent delinquent as of the Closing Date. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller, and shall cooperate with Seller in the collection of any delinquent amounts. If Seller collects rents on behalf of Buyer, Seller shall be obligated to pay the portion of such rents which are owed to Buyer as set forth herein to Buyer within five (5) Business Days of receipt by Seller. If Buyer collects delinquent rents, Buyer shall pay such rents to Seller within five (5) Business Days of receipt by Buyer.

(c) Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis effective as of 11:59 p.m. on the day prior to the Closing.

(d) Loan Charges. All accrued and unpaid interest payable under the Loan Documents shall be prorated as 11:59 p.m. on the day prior to the Closing. Buyer shall pay the Loan Assumption Fees and Costs. In addition to the foregoing, Buyer shall, at Closing pay, reimburse or provide a credit to Seller in an amount equal to any sums held by Lender in escrow for insurance premiums, real estate taxes, repair or replacement reserves or similar accounts.

(e) Improvement Liens. Certified, confirmed or ratified liens for governmental improvements or special assessments as of the Closing, if any, shall be paid in full by Seller (except those which are payable in installments, in which event the current installment shall be prorated effective as of 11:59 p.m. on the day prior to the Closing and Buyer shall pay all remaining installments), and pending liens for governmental improvements or special assessments as of the Closing shall be assumed by Buyer.

(f) Tenant Security Deposits. Buyer shall receive a credit for all tenant refundable deposits, security deposits paid by tenants under the Leases (unless applied by Seller in accordance with the applicable Lease), and prepaid rent then held by Seller. From and after Closing, all such security deposits so credited or turned over to Buyer shall thereafter be deemed transferred to Buyer and Buyer shall be solely responsible for the payment of such security deposits to tenants in accordance with the Leases and applicable law, and shall indemnify Seller from any claims by tenants for security deposits, which indemnification obligation shall survive Closing.

4.2 Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing (1) any and all costs associated with the issuance of an Owner’s and, if applicable, Lender’s policy of title insurance, including without limitation, the premium for said policies, the cost of the title search associated with said policies and the cost of any endorsements to said policies; (2) Survey cost; (3) the Loan Assumption Fees and Costs described in Article 2.2 herein; (4) all costs and expenses incurred by Buyer for third party reports obtained by Buyer in connection with its inspection of the Property; (5) one-half of the fees, costs and expenses charged by Escrow Agent to close the purchase of the Property pursuant to the terms of this Agreement. Seller, in addition to its other expenses, shall pay at Closing (A) all documentary stamps, deed stamps, realty transfer taxes, and intangible taxes, fees and charges, including, but not limited to, any charges assessed in connection with the recording of the Deed for the Property; (B) all fees and charges incurred in connection with the submission and approval of any applications for transfer of the Property and the individual apartments, if any; and (C) one-half of the fees, costs and expenses charged by Escrow Agent to close the purchase of the Property pursuant to the terms of this Agreement. The provisions of this Article 4.2 shall survive the Closing or termination of this Agreement.

ARTICLE 5

RISK OF LOSS / EMINENT DOMAIN

5.1 Fire or Other Casualty. If any Single Property or any part thereof is damaged by fire or other casualty prior to the Closing which will cost in excess of Five Hundred Thousand Dollars ($500,000.00) to repair as reasonably determined by Buyer, then, in such event, Buyer may terminate this

Agreement by written notice to Seller given on or before the date (the “Casualty Determination Date”) that is either twenty (20) days following such casualty, or ten (10) days following receipt of the Lender’s determination regarding the availability of the Restoration Proceeds (as such term is defined in the Loan Agreement), whichever is later. In the event that Buyer elects to terminate this Agreement pursuant to this Section 5.1, this Agreement shall be of no further force and effect and, except for such obligations which specifically survive the Closing or termination of this Agreement, neither party shall thereafter have any further obligation under this Agreement, and the Escrow Agent shall immediately return the Deposit to the Buyer. If the Buyer does not terminate this Agreement as provided above, then the Closing shall take place as herein provided, without abatement of the Purchase Price (except as set forth below), and Seller shall assign and transfer to the Buyer at Closing, without warranty or recourse, all of Seller’s right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all reasonable costs and expenses incurred by Seller to make emergency repairs, secure the Property and comply with applicable governmental requirements, or such other reasonable expenses incurred by Seller and approved in advance by Buyer. Seller also shall pay to Buyer the amount of the deductible of any of Seller’s applicable insurance policies. Notwithstanding the foregoing, if the Lender applies, prior to Closing, any portion of the Restoration Proceeds in reduction of the outstanding principal balance of the Loan pursuant to Section 9.04 of the Loan Agreement, Seller shall provide Buyer with a credit in reduction of the Purchase Price at Closing, to be reflected as a reduction in the Loan Assumption Amount, in an amount equal to that portion of the Restoration Proceeds so applied by Lender. After the expiration of the Due Diligence Period, unless this Agreement is terminated as provided in this Section 5.1, Seller shall not adjust or settle any loss respecting fire or casualty damage without Buyer’s consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Section 5.1, if any single Property or any part thereof is damaged by fire or other casualty prior to Closing and the Buyer does not terminate this Agreement as provided above, then Closing shall automatically be extended to a date that is the later of fifteen (15) Business Days after the Casualty Determination Date or the date that Closing would otherwise be required to be held pursuant to Section 9.1 hereof.

5.2 Condemnation. If any Single Property is taken (which for purposes hereof shall mean that the cost to restore such Single Property after such taking shall exceed Five Hundred Thousand Dollars ($500,000.00) as reasonably determined by Buyer, or made the subject of any notice of taking in eminent domain proceedings prior to Closing, Buyer may terminate this Agreement by notice to Seller given on or before the date (the “Condemnation Determination Date”) that is either twenty (20) days after such taking or notice of taking, as the case may be, or ten (10) days following receipt of the Lender’s determination regarding the availability of Restoration Proceeds, whichever is later. In the event that Buyer elects to terminate this Agreement pursuant to this Section 5.2, this Agreement shall be of no further force and effect and, except for such obligations which specifically survive Closing or the termination of this Agreement, neither party shall thereafter have any further obligation under this Agreement, and the Escrow Agent shall immediately return the Deposit to the Buyer. If the Buyer does not terminate this Agreement as provided above, then the Closing shall take place as herein, without abatement of the Purchase Price (except as set forth below) and Seller shall deliver or assign to Buyer on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller. Notwithstanding the foregoing, if the Lender applies, prior to Closing, any portion of the Restoration Proceeds in reduction of the outstanding principal balance of the Loan pursuant to Section 9.04 of the Loan Agreement, Seller shall provide Buyer with a credit in reduction of the Purchase Price at Closing, to be reflected as a reduction in the Loan Assumption Amount, in an amount equal to that portion of the Restoration Proceeds so applied by Lender. Unless this Agreement is terminated as provided in this Section 5.2, after the expiration of the Due Diligence Period, Seller shall not settle or negotiate any award or damages on account of any taking or proposed taking in eminent domain proceedings without Buyer’s consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Section 5.2, if any single Property is taken or made the subject of any notice of taking in eminent domain proceedings prior to Closing and the Buyer does not terminate this Agreement as provided above, then Closing shall automatically be extended to a date that is the later of fifteen (15) Business Days after the Condemnation Determination Date or the date that Closing would otherwise be required to be held pursuant to Section 9.1 hereof.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Seller represents and warrants to Buyer as of the Effective Date as follows:

(a) Authority. The Seller is a limited liability company duly organized and validly existing under the laws of the State of New Jersey and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder, subject to obtaining Lender Consent. The execution and delivery of this Agreement by Seller has been duly authorized.

(b) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not violate, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing or, to the best of Seller’s knowledge, violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment. To the best of Seller’s knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

(c) Leases. Attached hereto as Exhibit “C” is a true, correct and complete (except for de minimis omissions and errors) list of all Leases and the Rent Roll as of the Effective Date, which shall be updated and re-certified as being complete and accurate by Seller as of three (3) Business Days prior to Closing and to include, if necessary, new Leases and to delete terminated Leases. The Rent Roll, in all respects (other than de minimis respects), accurately sets forth for each Lease as of the date of the Rent Roll, the unit number, tenant name, monthly rent and other charges, lease expiration date, concessions, if any, prepaid rents, any outstanding tenant balance, and security deposit or other deposits, if any, required under the Leases. Seller does not represent that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder. All Leases are written on Seller’s standard form of lease and, except as may be set forth on the Rent Roll, no tenant under any Lease has paid rent thereunder more than one month in advance of the due date therefor and no free rent or other rent allowances have been granted. All security deposits required to be held by Seller respecting the Leases are being held by Seller in accordance with all applicable laws and regulations.

(d) There are no leases or occupancy agreements currently in effect other than the Leases. Seller shall make available to Buyer at the Property copies of all written Leases in its actual possession pursuant to the terms and conditions of Section 7.1 hereof.

(e) Contracts. There are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Real Property except as set forth in Exhibit “F” (collectively, the “Contracts”). Seller shall deliver a copy of each Contract to Buyer in its actual possession pursuant to the terms and conditions of Section 7.1 hereof. All assignable Contracts in effect on the Closing Date shall be either (i) assigned to and assumed by Buyer at Closing

(the “Assigned Contracts”); or (ii) with respect to those Contracts that are terminable at no cost to Seller (or if there is a termination fee, provided that Buyer pays such fee) upon not more than thirty (30) days prior notice, Buyer shall provide Seller with a written list at least ten (10) days prior to Closing of any such Contracts that Buyer desires to have terminated and Seller shall terminate such Contracts prior to Closing.

(f) Warranties. Seller shall deliver to Buyer pursuant to the terms and conditions of Section 7.1 hereof a copy of each assignable guaranty or warranty in effect as of the date of Seller’s execution of this Agreement which relates to the design or construction of the Improvements or the installation, use or repair of any Personalty, and which are in Seller’s actual possession (collectively, “Warranties”).

(g) Litigation. Except as set forth on Exhibit “K”, (i) no litigation has been served upon Seller, nor has been filed, or threatened in writing, affecting the Seller’s ability to consummate the transaction contemplated by this Agreement, or (ii) to Seller’s actual knowledge, threatened against Seller or the Property, including condemnation proceedings, except for any unlawful detainer proceedings brought by Seller against Property tenants, or (iii) there is no material action, suit or proceeding pending against or affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated by this Agreement.

(h) Violation Notices. Seller has not received written notice that the Property fails to comply with any law, rule, regulation or covenant applicable to such Property, which has not been corrected as of the date hereof. Any violation notices received after the Effective Date shall be exclusively governed by Section 8.3 below.

(i) FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(j) Employees. Seller does not presently have any employees employed at the Property.

(k) Brokerage. There are no brokerage agreements or similar agreements in effect with respect to leasing activities at the Property that will survive Closing.

(l) Purchase Rights. Seller (i) has not, except for this Agreement and except for Seller’s organizational documents, committed nor obligated itself in any manner whatsoever to sell, lease (other than the Leases) or encumber the Property or any interest therein to any party, and (ii) has not granted any rights of first refusal or purchase options or similar rights regarding the Property.

(m) ERISA. The transaction contemplated by this Agreement is not a “prohibited transaction” as defined in ERISA (as hereinafter defined) or in the Code (as hereinafter defined).

(n) OFAC. Seller represents and warrants the following to Buyer as of the Effective Date and as of the Closing Date concerning Seller (which representations and warranties shall survive the Closing and which for this purpose includes any assignee of Seller and Seller’s and Seller’s assignee’s officers, directors, and owners of direct or beneficial ownership interests and any other constituent entities): (a) the information concerning the identities of Seller and Seller’s officers, directors and owners supplied to Buyer by Seller is true, correct and complete; (b) Seller is not a Prohibited Person (as defined below); (c) Seller is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking

Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. “Prohibited Person” shall mean any person, organization, or entity: (i) listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the PATRIOT Act and the Executive Order; (iv) that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn, or at any replacement website or other replacement official publication of the list or is named on any other U.S. or foreign government or regulatory list maintained for the purpose of preventing terrorism, money laundering, or similar activities; (vi) that is covered by IEEPA, OFAC, or any other law, regulation, or executive order relating to the imposition of economic sanctions against any country, region, or individual pursuant to United States law or United Nations resolution; or (vii) that is an Affiliate (including any principal, officer, immediate family member, or close associate) of a person or entity described in one or more of the above clauses of this definition of Prohibited Person.

(o) Personal Property. Seller is the owner of the Personal Property, free and clear of all liens and encumbrances except for the Permitted Exceptions.

(p) Accounts Payable. The outstanding accounts payable due and owing by the Seller to any contractor, materialman or vendor providing materials and/or services to the Property do not exceed $50,000. All accounts payable due and owing under transferable Contracts assumed by Buyer in accordance with the terms of this Agreement shall be subject to apportionment in accordance with Article 4 hereof.

(q) Environmental Conditions. Except to the extent disclosed in any environmental report provided by Seller pursuant to Section 7.1 to Buyer, to the Seller’s actual knowledge, the Property including the land, surface water, ground water, and any improvements is free of “contamination” from (A) any “hazardous waste,” any “hazardous substance,” and any “oil, petroleum products, and their by-products,” as such terms are defined by any federal, state, county or local law, ordinance, regulation or requirement applicable to any portion of the Property, as the same may be amended from time to time, and including any regulations promulgated thereunder, and (B) any substance the presence of which on the Property is regulated or prohibited by any law (collectively, “Hazardous Substances”). “Contamination” means the uncontained presence of Hazardous Substances at the Property or arising from the Property in quantities which require remediation or cleanup under any applicable law. Seller has not received any notice from any person or governmental agency advising it that it is responsible for or potentially responsible for any costs or expenses with respect to a release, a threatened release or cleanup of chemicals from any portion of the Property.

(r) The Loan. The Loan Documents set forth on the list attached hereto as Exhibit “D” are all of the Loan Documents executed and delivered in connection with the Loan. To the Seller’s actual knowledge, no Event of Default (as such term is defined in the Loan Documents) or any event with which, with the giving of notice, or the passage of time, or both, would constitute an Event of Default under any of the Loan Documents, has occurred and is continuing. Seller has received no notice of any event or occurrence which, if not cured within any applicable opportunity to cure provision in the Loan Documents, would constitute an Event of Default under the Loan Documents.

(s) Condemnation. Seller has not received any written notice of any condemnation or similar proceeding with respect to the Property or of any litigation materially adversely affecting Seller or the Property.

(t) Bankruptcy. Seller has not received any written notice that any attachment, execution, assignment for the benefit of creditors or voluntary or involuntary proceeding in bankruptcy against Seller is contemplated, threatened or has been initiated.

(u) Agreement Binding. This Agreement and each of the documents and certificates executed or to be executed and delivered by Seller are or will be when executed and delivered, the legal, valid and binding obligations of and enforceable against Seller in accordance with the terms hereof and thereof.

6.2 Update. The warranties and representations, as updated if necessary, set forth in this Article 6 shall be deemed remade as of Closing as evidenced by a Certification of Representations and Warranties to be delivered by Seller to Borrower. In the event any update to Seller’s warranties and representations discloses a matter or circumstance that would have a material adverse effect upon the Buyer or the Property and not otherwise permitted herein, unless such matter or circumstance arises from Seller’s intentional failure to perform Seller’s obligations hereunder (in which case Seller shall be in default hereunder), Seller shall not be in default hereunder and shall have no liability as a result thereof, and Buyer’s sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written notice thereof to Seller, and thereupon the Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except for such obligations which specifically survive Closing or the termination of this Agreement.

6.3 The representations and warranties made by Seller in this Article 6 will survive the Closing, but only until the date which is nine (9) months after the Closing. No claim shall be allowed on any representation or warranty unless notice of the claim is delivered by the Buyer to the Seller within the time period described in this Section 6.4.

6.4 Buyer represents and warrants to Seller as of the Effective Date as follows:

(a) Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

(b) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing or, to the best of Buyer’s knowledge, violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment. To the best of Buyer’s knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a legal and valid instrument binding upon Buyer and enforceable against Buyer in accordance with its terms.

(c) Ineligible Buyer. The Buyer is not an Ineligible Buyer.

(i) “Ineligible Buyer” means any Person who is, or whose Affiliate is, (i) identified on any of the Lists (herein defined), (ii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, any other similar Executive Order or any similar regulation, (iv) a Person who has been convicted of a felony involving moral turpitude in any state or federal court, (v) a Person who is then the subject of any investigation by any governmental authority or any class action litigation in which it is alleged that it or any of its Affiliates has engaged in “predatory” or other improper lending or servicing or other unethical or improper business conduct, (vi) an individual or entity who has at any time owned an interest in the Property which interest was foreclosed upon.

(ii) As used herein, “Lists” means any or all of (i) the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), (ii) any similar list maintained by the Department of the Treasury, and (iii) any other similar list maintained by OFAC or any other agency or department of the United States Government pursuant to any authorizing statute, Executive Order No. 13224 (September 23, 2001), any related enabling legislation or other similar Executive Order or any other similar regulation.

(iii) As used in this Agreement, “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used herein, “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise.

(d) Agreement Binding. This Agreement and each of the documents and certificates executed or to be executed and delivered by Buyer are or will be when executed and delivered, the legal, valid and binding obligations of and enforceable against Buyer in accordance with the terms hereof and thereof.

(e) Actions Against Buyer. Buyer has no actual knowledge of any action, proceeding, investigation, bankruptcy or insolvency proceeding pending or threatened against Buyer which would affect or impair in any respect Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE 7

INSPECTIONS/BUYER’S RIGHTS

7.1 Within five (5) Business Days after the Effective Date, Seller, without representation or warranty, shall at Seller’s sole cost and expense, deliver to Buyer at its address set forth in Article 13, or via electronic mail, or make available to Buyer through a secure electronic data room, copies of all documents and records that are in the possession or control of Seller or Seller’s Affiliates and that relate to the Property and Buyer’s prospective purchase as contemplated herein, including but not limited to those items described on Schedule 1 attached hereto and made a part hereof (collectively, the “Due Diligence Materials”). Notwithstanding anything to the contrary contained in the foregoing, Buyer acknowledges and agrees that all tenant leases may be made available for inspection by Buyer at the Property. Seller agrees to cooperate with Buyer in completing its due diligence.

7.2 Buyer shall have a period expiring on November 15, 2013 (the “Due Diligence Period”) within which to review the Due Diligence Materials and to have any non-invasive physical inspections,

environmental inspections, property condition assessments, structural assessments, termite and insect inspections and other examinations, including but not limited to market studies and easements review, review of all Leases, books, records, contracts and agreements pertaining to the Property, which Buyer, in its sole discretion, deems necessary (collectively, the “Inspections”) conducted by its consultants, engineers, architects, or other trade professionals. Buyer shall take all necessary actions to insure that neither it nor any of its representatives interfere with or otherwise unreasonably disturb the Tenants. Buyer shall not cause or permit any mechanics liens, materialman’s liens or any other liens to be filed against the Property as a result of its inspections and investigations. Prior to the expiration of the Due Diligence Period, Buyer shall have the right to terminate this Agreement for any reason or no reason, in Buyer’s sole and absolute discretion by forwarding written notice to Seller on or before five o’clock (5:00) p.m. of the last day of the Due Diligence Period, in which event Buyer shall be entitled to the return of the Deposit, in which event neither party shall have any further rights or obligations to the other hereunder except for such obligations which survive the Closing or the termination of this Agreement. Time is of the essence of the Due Diligence Period.

7.3 Any Due Diligence Materials of Seller provided to Buyer under this Agreement shall be confidential and shall not be disclosed by Buyer except as required for Buyer’s investigations hereunder. If Buyer terminates this Agreement for any reason, all Due Diligence Materials shall be returned to Seller.

7.4 In the event Buyer terminates this Agreement during the Due Diligence Period, the Deposit shall be refunded to Buyer. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, except as otherwise set forth in this Agreement, the Deposit shall become non-refundable to Buyer but shall be applied to the Purchase Price at Closing.

7.5 Buyer shall indemnify and save harmless the Seller from any liability, loss, cost or expense (including reasonable attorney’s fees) arising from or in connection with such Inspection and/or entry upon the Property, which indemnification obligation shall survive Closing or the termination of this Agreement. As a condition to Buyer’s entry upon the Property, Buyer shall provide Seller with evidence of $1,000,000 general liability insurance naming Seller and the property manager as an additional insured. To the extent practicable, Seller shall be entitled to have a representative present during any inspections, examinations or tests. Buyer agrees to keep confidential all information obtained in any such inspection and examination, except for such information disclosed to its attorneys and other advisors or to the extent any such information is required to be disclosed in accordance with applicable law. If any such disclosure is made by Buyer, Buyer will instruct any advisors, to whom such information is disclosed to keep such information confidential.

7.6 Buyer agrees and covenants with Seller not to conduct or cause to be conducted any written or oral communications with any tenant regarding renegotiating current lease terms or renewal lease terms, or otherwise with respect to its lease or the Property, without Seller’s prior consent.

ARTICLE 8

CONDITIONS PRECEDENT /COVENANTS OF SELLER

8.1 Seller’s Conditions Precedent. Seller’s obligation to sell the Property in accordance this Agreement is hereby conditioned upon full and complete satisfaction, or written waiver signed by Seller, of each and all of the following conditions precedent (individually, a “Seller’s Condition Precedent” and collectively, the “Seller’s Conditions Precedent”) on or prior to the dates specified below:

(a) Notice and Payment of Additional Deposit. Buyer’s deposit of the Additional Deposit with Escrow Agent strictly in accordance with the terms of Section 2.1(a) hereof;

(b) Documents and Deliveries. On or before the Closing, Buyer shall have executed and delivered to Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, all of the closing documents to be delivered by Buyer pursuant to Section 10.2 hereof;

(c) Performance. Buyer shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder;

(d) Payment. On or before the Closing, Buyer shall have delivered to Escrow Agent the Net Purchase Price together with any and all other sums that are to be paid by Buyer at Closing pursuant to this Agreement;

(e) Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date; and

(f) Lender Consent. Lender shall have provided the Lender Consent and Lender Release satisfying fully the requirements in Section 2.1(d).

In the event each and all of the Seller’s Conditions Precedent are not fully and completely satisfied or waived on or before the dates specified above, unless caused by a breach by Seller, Seller shall have the option to: (A) waive all or any of such Seller’s Conditions Precedent and proceed with Closing; or (B) terminate Seller’s obligation to sell the Property by written notice at or prior to Closing, whereupon Seller’s obligation to sell and Buyer’s obligation to purchase the Property shall be deemed, without additional notice, grace or further act of any party, to be automatically null and void and of no force or effect, in which event neither Seller nor Buyer shall have any further rights or obligations hereunder or relating hereto, except pursuant to any surviving obligations, and Buyer shall be entitled to a refund of the Deposit in accordance with Section 2.1 unless the failure of any of Seller’s Conditions Precedent to be satisfied is otherwise, or is caused by, a breach in any material respect of any of Buyer’s express representations, warranties, covenants or obligations set forth in this Agreement, in which case Seller shall be entitled to the rights and remedies set forth in Section 14.1 on account of such breach. The Seller’s Conditions Precedent set forth in this Section 8.1, and each of them, shall inure solely to the benefit of Seller, and no other person, including Buyer, shall have any right to waive or defer any of the conditions specified herein.

8.2 Buyer’s Conditions Precedent to Purchase of Property. All of Buyer’s obligations under this Agreement are expressly conditioned on the satisfaction at or before Closing, or at or before such earlier time as may be expressly stated below, of each of the following conditions (individually, a “Buyer’s Condition Precedent” and collectively, the “Buyer’s Conditions Precedent”):

(a) Documents and Deliveries. On or before the Closing, Seller shall have executed and delivered to Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, all of the closing documents to be delivered by Seller pursuant to Section 10.1 hereof;

(b) Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing;

(c) Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made; and

(d) Lender Consent. Lender shall have provided the Lender Consent satisfying fully the requirements of Section 2.1(d) hereof.

If each and all of the Buyer’s Conditions Precedent are not fully and completely satisfied or waived on or before the dates specified above, unless caused by a breach by Buyer, Buyer shall have the option to: (A) waive all or any of such Buyer’s Conditions Precedent and proceed with Closing; or (B) terminate Buyer’s obligation to purchase the Property by written notice at or prior to Closing, whereupon Seller’s obligation to sell and Buyer’s obligation to purchase the Property shall be deemed, without additional notice, grace or further act of any party, to be automatically null and void and of no force or effect, in which event neither Seller nor Buyer shall have any further rights or obligations hereunder or relating hereto, except pursuant to any surviving obligations, and Buyer shall be entitled to a refund of the Deposit in accordance with Section 2.1 hereof unless the failure of any of Buyer’s Conditions Precedent to be satisfied is caused by a breach in any material respect of any of Seller’s express representations, warranties, covenants or obligations set forth in this Agreement, in which case Buyer shall be entitled to the rights and remedies set forth in Section 14.1 hereof on account of such breach. The Buyer’s Conditions Precedent set forth in this Section 8.2, and each of them, shall inure solely to the benefit of Buyer and Buyer’s assigns, and no other person, including Seller, shall have any right to waive or defer any of the conditions specified herein.

8.3 Seller covenants and agrees that Seller shall maintain all Personal Property in the same condition as such personal property was in as of the last day of the Due Diligence Period, reasonable wear and tear excepted. Seller covenants and agrees with Buyer that after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein): (i) refrain from creating any easements, restrictions, mortgages or other encumbrances which will survive Closing or permitting any changes to the zoning classification of the Real Property; (ii) refrain from entering into or amending any contracts, or other agreements (excluding Leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof); (iii) continue to operate, maintain, and repair the Property in a manner consistent with Seller’s current practices; (iv) comply with the material terms of the Leases; (v) refrain from offering the Property for sale or marketing the same (including, without limitation, Seller shall not enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property); (vi) have all vacant apartment units in “rent ready” condition in a manner consistent with Seller’s current practices as of the Closing, other than such apartments which become vacant less than five (5) days prior to Closing, and. (viii) in the event Seller receives a violation notice from a governmental authority after the Effective Date with respect to a Single Property, Seller agrees to make the repair or remedy such violation in accordance with the following: (A) Seller shall pay, or, at Buyer’s election, provide Buyer with a credit against the Purchase Price, for the first $50,000 of such repairs at each Single Property, (B) Buyer shall pay for any repairs required to cure such violation in excess of $50,000, up to and including $100,000 (i.e. the next $50,000 in repairs), (C) Seller shall pay, or, at Buyer’s election, provide Buyer with a credit against the Purchase Price, for one-half of the cost to complete any repairs required to cure such violation in excess of $100,000, up to and including $200,000, and Buyer shall pay for one-half of the cost to complete any repairs required to cure such violation in excess of $100,000, up to and including $200,000, and (D) if repairs required to cure such violation exceed $200,000, either party shall have the right to bear the cost to cure such violation in excess of $200,000, in which event the other party shall be obligated to complete Closing, but if neither party elects to bear such expense, either party shall have the right to terminate this Agreement, in which event the Deposit shall be returned to the Buyer and neither party shall owe any further obligation under this Agreement except for such obligations which specifically survive the Closing or termination of this Agreement.

8.4 Operations After the Due Diligence Period. Seller covenants and agrees with Buyer that after the Due Diligence Period through the Closing, Seller will (except as specifically provided to the contrary herein) renew existing Leases or enter into new Leases only for terms of twelve (12) months or less and only for applicable market rents and other market terms and conditions (including, without limitation, discounts, free rent, and other allowances consistent with Seller’s current practices), and only on Seller’s standard form of lease, and deliver or make available to Buyer copies of all Lease renewals and new Leases entered into after the Effective Date.

ARTICLE 9

CLOSING

9.1 Closing of title (the “Closing”) shall take place at the offices of Buyer’s counsel in Philadelphia, Pennsylvania or, in the alternative, the parties hereby acknowledge and agree that the Closing may be accomplished via mail in which event neither party shall be required to be present in person at the Closing, on or before the date which is fifteen (15) Business Days following the later of: (i) the expiration of the Due Diligence Period; or (ii) receipt of the Lender Consent and the Lender Release (the “Closing Date”); provided, however, in no event shall Closing occur later than February 14 2014. Notwithstanding the aforesaid, if the Lender Consent and the Lender Release have not been obtained by January 24, 2014, then this Agreement shall automatically terminate, whereupon the Deposit shall be immediately refunded to Buyer and the parties shall be relieved of all liability under this Agreement, except for such obligations which specifically survive Closing or the earlier termination of this Agreement. Time is of the essence for all purposes set forth in this Section 9.1.

ARTICLE 10

DOCUMENTS AND OTHER REQUIREMENTS

10.1 At the Closing, Seller shall deliver to Buyer with respect to the sale of the Property:

(a) A duly executed and acknowledged Special Warranty Deed sufficient to transfer and convey the Property to Buyer as required under this Agreement.

(b) Any affidavits and other instruments and documents which the Title Insurance Company shall reasonably require in order to insure title to Buyer.

(c) All prepaid rentals and security deposits received from Tenants under any Lease that are received or held by Seller are to be credited to Buyer at Closing, including all rent payments received by Seller from Tenants that have paid rent for any month after Closing.

(d) The original Leases listed on Exhibit “C” , an updated rent roll certified as being true and correct as of the Closing Date.

(e) Bill of Sale for the Personal Property in the form of Exhibit “G” attached hereto.

(f) Assignment and Assumption of Leases in the form of Exhibit “H” attached hereto.

(g) Assignment of Contracts, Permits and Agreements of the Seller in the form of Exhibit “I” attached hereto.

(h) All keys for the Property, including keys for the laundry area and all coin-operated laundry machines, if any.

(i) A schedule of all alarm or access codes for the Property.

(j) Original or copies of all warranties for the Improvements and for any personal property attached to or used in connection with the Real Property.

(k) All janitorial supplies, maintenance tools and Building spare parts for the Property, including lawn equipment, lawn tools and snow removal equipment.

(l) Original Certificates of Occupancy, if applicable, and any other municipal approvals and/or certifications for each of the apartments of the Property in Seller’s possession.

(m) The Loan Assumption Documents;

(n) A Certification of the Representations and Warranties set forth in Section 6.1 hereof made as of the Closing Date;

(o) An affidavit evidencing Seller’s non-foreign status for federal tax purposes;

(p) A closing statement, showing the costs, allocations and prorations contemplated by this Agreement (the “Closing Statement”); and

(q) All such other documents as shall be reasonably necessary to consummate the transactions contemplated herein.

10.2 At Closing, Buyer shall deliver to Seller the following:

(a) The Net Purchase Price by wire transfer of immediately available federal funds to the account of the Escrow Agent; and

(b) An executed counterpart of the Assignments and Assumptions of Leases;

(c) An executed counterpart of the Closing Statement;

(d) A Certification of the Representations and Warranties set forth in Section 6.5 hereof made as of the Closing Date;

(e) The Loan Assumption Documents;

(f) Executed copies of the Tenant Notice Letters to each tenant of the Property in the form of Exhibit “J” attached hereto, originally executed and acknowledged (where applicable) by Buyer; and

(g) All such other documents as shall be reasonably necessary to consummate the transactions contemplated herein.

ARTICLE 11

BROKERAGE

11.1 Seller and Buyer each represent and warrant to each other that neither of them has dealt with any broker or finder in connection with this transaction. It is agreed that each such party to this Agreement whose actions or alleged actions or commitments form the basis of a claim by any broker or agent agrees to indemnify and hold harmless the other party to this Agreement from and against any and all such claims or demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transaction contemplated hereby. Buyer has not entered any commission agreements with respect to the Property or this Agreement.

ARTICLE 12

ENTRY PRIOR TO CLOSING

12.1 Buyer and Buyer’s agents, representatives, architects and engineers from time to time from and after the Effective Date shall have the right to enter upon the Property upon forty-eight (48) hours advance notice for the purpose of inspection, preparation of plans, taking of measurements, the making and performance of tests reviews and analysis and generally for the ascertainment of the condition of the Property and the obtaining of such information and data with respect to such condition as may be necessary to Buyer, subject to Buyer’s agreement to restore the Property to its prior condition.

12.2 Buyer’s right to access the Property and all of the inspections and tests to be conducted by Buyer under this Agreement are to be done so as not to unreasonably interfere with the operations of any tenant at the Property. Buyer shall be solely responsible for and shall indemnify Seller against all damages or loss of any kind or nature whatsoever whether to persons or to property which may arise directly as a result of the acts or omissions of Buyer or its representatives, agents, designees and/or contractors in connection with any inspection test or investigation conducted by any such parties in connection with Buyer’s inspection rights. The provisions of this Section 12.2 shall survive the termination of this Agreement.

ARTICLE 13

NOTICES

13.1 All notices, demands, consents, approvals and other communications which are required or desired to be given hereunder must be in writing and shall be sent by United States certified mail, postage prepaid, return receipt requested, by a nationally-recognized overnight service guaranteeing next-day delivery or by facsimile or electronic mail, addressed as follows:

If to Buyer:

Independence Realty Operating Partnership, LP

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: Jamie Reyle, Esq.

Telephone: (215) 243-9000

Fax: (215) 405-2945

e-mail: Jreyle@raitft.com

With a copy to:	Harris A. Dainoff, Esq. Ledgewood, a Professional Corporation 1900 Market Street, Suite 750 Philadelphia, PA 19103 Telephone: (215) 790-2386 Fax: (215) 735-2513 e-mail: hdainoff@ledgewood,com

If to Seller:	KOLA INVESTMENTS, LLC

4300 Haddonfield Road, Suite 314 Pennsauken, New Jersey 08109 Attention: Steven Zalkind Email: szalkind@resourceinv.com

With copies to:

Robert E. Schwartz, Esq.

Sherman, Silverstein, Kohl, Rose & Podolsky, P.A.

308 Harper Drive, Suite 200

Moorestown, New Jersey 08057

Direct Dial 856.661.2077

Direct Fax 856.661.2089

rschwartz@shermansilverstein.com

or at such other address as such parties shall have last designated by notice to the other. Unless explicitly provided in this Agreement to the contrary, notices, demands, contents, approvals, and other communications shall be deemed given one day after mailing; provided, however, that if such notices, demands, contents, approvals or other communications are delivered by facsimile or electronic mail they shall be deemed given when sent.

ARTICLE 14

DEFAULT

14.1 In the event that Buyer violates or fails to fulfill or perform any of the terms or conditions of this Agreement, then in that case, the Deposit shall be retained by Seller as liquidated damages for such breach, and the Seller and the Buyer shall be released from all liability or obligation to the other and this Agreement shall thereafter be null and void, except as to liabilities or obligations expressly stated in this Agreement to survive termination of this Agreement.

14.2 In the event that Seller is unable to convey the quality of title to the Property in accordance with the terms of this Agreement, or if Seller is in violation of any other obligation of Seller under this Agreement, Buyer shall have the option of: (a) taking such title as Seller can give without any abatement of price except for liens, judgments or encumbrances of an ascertainable amount, all of which (other than the outstanding principal balance of the Loan) shall be deducted from the Purchase Price; or (b) being immediately repaid the Deposit together with reimbursement from Seller for Buyer’s actual out of pocket expenses incurred by Buyer in connection with the transaction contemplated by this Agreement, which reimbursement obligation shall, in no event exceed $125,000, and in the latter event, the Seller and the Buyer shall be released from all liability or obligation to the other and this Agreement shall thereafter be null and void, except as to liabilities or obligations expressly stated in this Agreement to survive termination of this Agreement. Further, Buyer shall have the right to prosecute an action for specific performance in lieu of seeking the return of the Deposit. The Buyer’s remedies set forth in this Section 14.2 shall be the Buyer’s sole and exclusive remedies under this Agreement.

14.3 Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property. Except for fraud and any intentional material misrepresentation by Seller, Buyer shall not seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of Seller’s members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing.

ARTICLE 15

ESCROW AGENT

15.1 The Deposit shall be held in escrow by the Escrow Agent in conformity with all applicable laws and regulations in an interest bearing escrow account paying money-market rates in a federally insured banking institution. Escrow Agent and its employees are acting as agents only, and will in no case be held liable either jointly or severally to either party for the performance of any term or covenant of this Agreement or for damages for the nonperformance hereof, nor shall Escrow Agent be required or obligated to determine any questions of fact or law. Escrow Agent’s only responsibility hereunder shall be for the safekeeping of the Deposit and the full and faithful performance by the Escrow Agent of the duties imposed by this Section 15.1. Escrow Agent shall be authorized and obligated to disburse the Deposit only upon the written instructions of both parties, should Escrow Agent in its sole discretion request such instructions; and in the absence of such instructions or in the event of any dispute, Escrow Agent shall be and is hereby authorized, but not obligated, to pay the entire Deposit into court, and any expenses to Escrow Agent for so doing shall be payable out of the Deposit.

ARTICLE 16

MISCELLANEOUS

16.1 Invalid Provisions. If any one or more of the provisions of this Agreement, or if the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provision shall not be affected thereby.

16.2 Waivers. Either party may waive any condition to its obligations under this Agreement and may waive any of its rights, powers and privileges under this Agreement. Failure of a party to contest or complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by a party at any time, express or implied, shall be deemed a waiver of any other matter or a consent to any subsequent similar act or omission, breach of the same or any other provision. No acceptance by a party of any partial performance or payment shall constitute an accord or satisfaction but shall only be deemed a part performance or payment on account.

16.3 Time. Time is of the essence as to all matters to be performed by the parties under this Agreement. The term “Business Day” means any day which is not a Saturday, Sunday, federal holiday or legal holiday in the State of New Jersey. If the last day of any time period stated herein shall fall on a day which is not a Business Day, then the duration of such time period shall be extended so that the last day shall fall on the next succeeding day which is a Business Day.

16.4 Construction. The words “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. The words “Article”, “Section”, “Paragraph”, and “Subparagraph” shall refer to the corresponding Article, Section, Paragraph or Subparagraph of this Agreement unless expressly provided otherwise. Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Wherever herein the singular number is used, the same shall include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The section headings and marginal notes used herein are for reference and convenience only, and shall not affect the construction or interpretation of this Agreement. Wherever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; and (ii) the word “day” means a calendar day unless otherwise specified. Wherever used in this Agreement, “Effective Date” of this Agreement means the date on which Buyer receives a counterpart of this Agreement fully executed by Seller with all exhibits attached.

16.5 Further Assurances. The parties will sign, seal, acknowledge and deliver such other documents as may be reasonably necessary to effectuate the terms and provisions of this Agreement.

16.6 Assignment. Buyer may not assign or transfer this Agreement without Seller’s prior written consent provided that Buyer may assign its rights and obligations under this Agreement to an entity which is controlled by or under common control with the Buyer without Seller’s consent. Any other assignment by Buyer shall be void and the purported assignee shall receive no rights hereunder.

16.7 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. No other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against the parties hereto or their respective heirs, personal representatives, successors and assigns.

16.8 Confidentiality. Seller and Buyer each agree to hold this Agreement in strict confidence and not to disclose any terms or conditions contained in this Agreement to any person or entity other than its respective attorneys, accountants and consultants and the brokers (all of whom must also agree to such confidentiality) or unless required by applicable law or otherwise consented to by the other party.

16.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

16.10 Venue. Any suits, claims and litigation arising under to pertaining to this Agreement of Sale shall be brought in a court having jurisdiction located in Camden County, New Jersey. Each of the parties to this Agreement hereby consents to the personal jurisdiction of any such court and hereby waives any right or privilege to contest the same. Each party hereby waives its right to trial by jury in any such suit, claim or litigation.

16.11 Counterparts. This Agreement may be executed in multiple counterparts, any of which shall be deemed to be an original, but all of which shall constitute but one instrument.

16.12 Recording. Neither this Agreement of Sale (nor any copy or any memorandum hereof) shall be filed or recorded by Buyer or Seller in any public office.

16.13 No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Buyer and Seller.

16.14 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no other understandings, oral or written, relating to the subject matter hereof. This Agreement may not be changed, modified or amended, in whole or in part, except in writing, signed by all parties.

16.15 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE PROPERTY OR THE PROPERTY’S CONDITION OR THE CONSTRUCTION

OF THE PROPERTY. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE DISCLAIMERS IN THIS SECTION 16.15 SPECIFICALLY EXTEND TO MATTERS RELATING TO HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, THE DESIGN, QUALITY, SUITABILITY, STRUCTURAL INTEGRITY AND PHYSICAL CONDITION OF THE PROPERTY AND COMPLIANCE OF THE PROPERTY WITH ANY LAWS (INCLUDING BUILDING CODES AND SIMILAR LAWS, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE FAIR HOUSING AMENDMENTS ACT OF 1988, EACH AS AMENDED). BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY STATEMENT OF SELLER OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, TRUSTEE, AGENT, EMPLOYEE OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES. BUYER ACKNOWLEDGES THAT IT WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS AS TO THE CONDITION OF THE PROPERTY AS IT DEEMS NECESSARY TO PROTECT ITS INTERESTS. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER, BUYER IS ACQUIRING THE PROPERTY “AS IS” AND “WHERE IS” AND WITH ALL FAULTS AND DEFECTS. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, AND WAIVERS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO COMPLETE THE SALE ON THE TERMS PROVIDED IN THIS AGREEMENT WITHOUT THE DISCLAIMERS AND WAIVERS SET FORTH HEREIN.

THE PROVISIONS OF THIS SECTION 16.15 SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

16.16 Lead Warning Statement. Every Buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By:	Independence Realty Trust, Inc., its general partner

By:	Independence Realty Advisors, LLC, its authorized agent

BY:	/s/ Farrell Ender

Name:	Farrell Ender

Title:	President

SELLER:

KOLA INVESTMENTS, LLC
By: Will Management Corp., Manager

BY:	/s/ Steve Zalkind

Name:	Steve Zalkind

Title:

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “First Amendment”) is made as of the 15th day of November, 2013, by and between INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership, having an address at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 (the “Buyer”), and KOLA INVESTMENTS, L.L.C., a New Jersey limited liability company, having an address at 4300 Haddonfield Road, Suite 314, Haddonfield, NJ 08109 (the “Seller”).

BACKGROUND:

A. Pursuant to the provisions of that certain Agreement of Purchase and Sale dated October 16th, 2013 (the “Agreement”), the Buyer agreed to purchase from the Seller and the Seller agreed sell to the Buyer the real property and improvements thereon located in Oklahoma City and Edmund, Oklahoma as more particularly described in the Agreement.

B. The Buyer and the Seller now desire to amend and modify the Agreement pursuant to the provisions of this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and with the intention of being legally bound hereby, the Buyer and the Seller agree as follows:

1. Except as specifically defined in this First Amendment, initially capitalized terms in this First Amendment shall have the meaning ascribed to such terms in the Agreement.

2. At Closing, the Seller shall provide the Buyer with a credit in reduction of the Purchase Price in the amount of $300,000.

3. Prior to the Closing, the Seller shall, at the Seller’s sole cost and expense, complete the repairs to the Property described on Exhibit “A” attached hereto (the “Required Repairs”). The Required Repairs shall be performed by the Seller in a good and workmanlike manner, free and clear of all liens and encumbrances. Prior to the Closing, the Buyer shall have the right to inspect the Property to confirm that the Required Repairs have been completed to the Buyer’s reasonable satisfaction pursuant to the provisions of this Section 3. If, at the time of Closing, the Seller has failed to complete the Required Repairs as set forth herein, the Buyer shall, as its sole remedy, be entitled to a credit in reduction of the Purchase Price in an amount equal to the “Cost to Complete” (defined below). For purposes hereof the term “Cost to Complete” shall be determined pursuant to the following process: The Buyer and the Seller shall each select an independent contractor, each of whom shall submit a cost estimate necessary to complete the uncompleted portion of the Required Repairs, and the Cost to Complete shall be the average cost estimate submitted by each such independent contractor.

4. The third sentence of Section 2.1(a) of the Agreement is hereby amended in its entirety as follows:

“On or before November 25, 2013, Buyer shall deliver to Escrow Agent, by wire transfer of immediately available federal funds, an additional cash deposit in the amount of FOUR HUNDRED THOUSAND and 00/100 Dollars ($400,000.00) (together with interest earned thereon, the “Additional Deposit”; together with the Initial Deposit, the “Deposit”).”

5. Section 3.2 of the Agreement is hereby amended in its entirety as follows:

“3.2 Within twenty (20) days from the Effective Date, Buyer shall obtain and deliver to Seller a title commitment or title commitments (collectively, the “Title Commitment”) with respect to the Property from the Title Insurance Company. Delivery of a copy of the Title Commitment to Seller shall be accompanied by Buyer’s notice of those items disclosed by the Title Commitment to be exceptions to title insurance which are unacceptable to Buyer (“Buyer’s Notice”). Within five (5) days following Seller’s receipt of Buyer’s Notice, Seller shall give notice to Buyer of the identity of those exceptions to title which Buyer has indicated on Buyer’s Notice as being unacceptable and which Seller indicates that it is unwilling or unable to cure (“Seller’s Notice”). Such additional exceptions and conditions shall be added to and become a part of the Permitted Exceptions, unless Buyer, on or before five o’clock (5:00) p.m. New York City time on November 22, 2013, forwards notice of termination of this Agreement to Seller, in which event the Deposit shall be returned to Buyer, and Buyer and Seller shall be released from all liability and obligations to the other hereunder, except for such obligations which specifically survive Closing or the termination of this Agreement. The foregoing notwithstanding, under no circumstances shall (1) a mortgage, judgment or other lien against the Property, other than the liens or encumbrances relating to the Loan be included as a Permitted Exception; or (2) a title exception created by Seller after the date of the issuance of the Title Commitment be included as a Permitted Exception, unless Buyer has consented to the creation of same.”

6. Section 9.1 of the Agreement is hereby amended in its entirety as follows:

“9.1 Closing of title (the “Closing”) shall take place at the offices of Buyer’s counsel in Philadelphia, Pennsylvania or, in the alternative, the parties hereby acknowledge and agree that the Closing may be accomplished via mail in which event neither party shall be required to be present in person at the Closing, on or before the date which is fifteen (15) Business Days following the later of: (i) November 22, 2013; or (ii) receipt of the Lender Consent and the Lender Release (the “Closing Date”); provided, however, in no event shall Closing occur later than February 14 2014. Notwithstanding the aforesaid, if the Lender Consent and the Lender Release have not been obtained by January 24, 2014, then this Agreement shall automatically terminate, whereupon the Deposit shall be immediately refunded to Buyer and the parties shall be relieved of all liability under this Agreement, except for such obligations which specifically survive Closing or the earlier termination of this Agreement. Time is of the essence for all purposes set forth in this Section 9.1.”

7. The Buyer and the Seller acknowledge and confirm that, except as specifically set forth in this Paragraph 7, the Buyer has completed the Inspections and, subject to the Seller’s completion of the Required Repairs, the Buyer is satisfied with all aspects of the Property other than the Remaining Investigations (defined below). The Buyer has not, as of the expiration of the Due Diligence Period, completed its investigation of (i) the status of the quality of title to the Property, (ii) a review of current surveys of the Property and (iii) the Property’s compliance with applicable zoning, building, fire and land use codes and requirements relating to the current use and operation of, and available parking at, the Property (the “Remaining Investigations”). On or before November 22, 2013, the Buyer shall have the right to terminate the Agreement solely if the Buyer’s Remaining Investigations reflect that either (i) the quality of title to the Property is unacceptable to the Buyer pursuant to the provisions of Section 3.2 of the Agreement (as amended by Paragraph 5 of this First Amendment), or (ii) the Property does not comply with applicable zoning, building, fire and land use codes and requirements relating to the current use and operation of, and available parking at, the Property, by forwarding written notice to the Seller in accordance with the procedures set forth in Section 13.1 of the Agreement on or before five o’clock (5:00) p.m. New York City time on November 22, 2013, in which event the Buyer shall be entitled to the return of the Deposit, and thereafter neither party shall have any further rights or obligations to the other hereunder except for such obligations which survive the Closing or the termination of this Agreement, time being of the essence.

8. This First Amendment may be executed in multiple counterparts, any of which shall be deemed to be an original, but all of which shall constitute but one instrument. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or electronic mail is as effective as executing and delivering this First Amendment in the presence of the other parties to this First Amendment. This First Amendment is effective upon delivery of one executed counterpart from each party to the other party.

9. Except as specifically set forth in this First Amendment, the Agreement remains effective in accordance with its terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to Agreement of Purchase and Sale as of the date and year first above written.

BUYER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By:	Independence Realty Trust, Inc., its general partner

By:	Independence Realty Advisors, LLC, its authorized agent

BY:	/s/ Farrell Ender

Name:	Farrell Ender

Title:	President

SELLER:

KOLA INVESTMENTS, L.L.C. By: Will Management Corp., Manager

BY:	/s/ Steve Zalkind

Name:	Steve Zalkind
Title:

EXHIBIT “A”

REQUIRED REPAIRS

Property	Repair
Raindance	Erosion Issues
Raindance	Termite Repair
Heritage	Reconnecting of Vent Piping & Attic Repairs
Windrush	Reconnecting of Vent Piping
Invitational	Attic Reparis
Invitational	Erosion Issues

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Second Amendment”) is made as of the 22nd day of November, 2013, by and between INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership, having an address at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 (the “Buyer”), and KOLA INVESTMENTS, L.L.C., a New Jersey limited liability company, having an address at 4300 Haddonfield Road, Suite 314, Haddonfield, NJ 08109 (the “Seller”).

BACKGROUND:

B. Pursuant to the provisions of that certain Agreement of Purchase and Sale dated October 16th, 2013, as amended by that certain First Amendment to Agreement of Purchase and Sale dated as of November 15, 2013 (the “First Amendment”) (the Agreement of Purchase and Sale as amended by the First Amendment is referred to in this Second Amendment as the “Agreement”), the Buyer agreed to purchase from the Seller and the Seller agreed sell to the Buyer the real property and improvements thereon located in Oklahoma City and Edmund, Oklahoma as more particularly described in the Agreement.

B. The Buyer and the Seller now desire to amend and modify the Agreement pursuant to the provisions of this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and with the intention of being legally bound hereby, the Buyer and the Seller agree as follows:

10. Except as specifically defined in this Second Amendment, initially capitalized terms in this Second Amendment shall have the meaning ascribed to such terms in the Agreement.

11. Section 2 of the First Amendment is hereby deleted in its entirety. At Closing, the Seller shall provide the Buyer with a credit in reduction of the Purchase Price in the amount of $375,000.

12. Exhibit “A” attached to the First Amendment is hereby replaced by Exhibit “A” to this Second Amendment, and all references in the Agreement to the Required Repairs shall hereafter be and mean those items set forth on Exhibit “A” attached to and made a part of this Second Amendment.

13. The third sentence of Section 2.1(a) of the Agreement is hereby amended in its entirety as follows:

“On or before November 27, 2013, Buyer shall deliver to Escrow Agent, by wire transfer of immediately available federal funds, an additional cash deposit in the amount of FOUR HUNDRED THOUSAND and 00/100 Dollars ($400,000.00) (together with interest earned thereon, the “Additional Deposit”; together with the Initial Deposit, the “Deposit”).”

14. Section 3.2 of the Agreement is hereby amended in its entirety as follows:

“3.2 Within twenty (20) days from the Effective Date, Buyer shall obtain and deliver to Seller a title commitment or title commitments (collectively, the “Title Commitment”) with respect to the Property from the Title Insurance Company. Delivery of a copy of the Title Commitment to Seller shall be accompanied by Buyer’s notice of those items disclosed by the Title Commitment to be exceptions to title insurance which are unacceptable to Buyer (“Buyer’s Notice”). Within five (5) days following Seller’s receipt of Buyer’s Notice, Seller shall give notice to Buyer of the identity of those exceptions to title which Buyer has indicated on Buyer’s Notice as being unacceptable and which Seller indicates that it is unwilling or unable to cure (“Seller’s Notice”). Such additional exceptions and conditions shall be added to and become a part of the Permitted Exceptions, unless Buyer, on or before five o’clock (5:00) p.m. New York City time on November 26, 2013, forwards notice of termination of this Agreement to Seller, in which event the Deposit shall be returned to Buyer, and Buyer and Seller shall be released from all liability and obligations to the other hereunder, except for such obligations which specifically survive Closing or the termination of this Agreement. The foregoing notwithstanding, under no circumstances shall (1) a mortgage, judgment or other lien against the Property, other than the liens or encumbrances relating to the Loan be included as a Permitted Exception; or (2) a title exception created by Seller after the date of the issuance of the Title Commitment be included as a Permitted Exception, unless Buyer has consented to the creation of same.”

15. Section 9.1 of the Agreement is hereby amended in its entirety as follows:

“9.1 Closing of title (the “Closing”) shall take place at the offices of Buyer’s counsel in Philadelphia, Pennsylvania or, in the alternative, the parties hereby acknowledge and agree that the Closing may be accomplished via mail in which event neither party shall be required to be present in person at the Closing, on or before the date which is fifteen (15) Business Days following the later of: (i) November 26, 2013; or (ii) receipt of the Lender Consent and the Lender Release (the “Closing Date”); provided, however, in no event shall Closing occur later than February 14 2014. Notwithstanding the aforesaid, if the Lender Consent and the Lender Release have not been obtained by January 24, 2014, then this Agreement shall automatically terminate, whereupon the Deposit shall be immediately refunded to Buyer and the parties shall be relieved of all liability under this Agreement, except for such obligations which specifically survive Closing or the earlier termination of this Agreement. Time is of the essence for all purposes set forth in this Section 9.1.”

16. The Buyer and the Seller acknowledge and confirm that, except as specifically set forth in this Paragraph 7, the Buyer has completed the Inspections and, subject to the Seller’s completion of the Required Repairs, the Buyer is satisfied with all aspects of the Property other than the Remaining Investigations (defined below). The Buyer has not, as of the expiration of the Due Diligence Period, completed its investigation of (i) the status of the quality of title to the Property, (ii) a review of current surveys of the Property and (iii) the Property’s compliance with applicable zoning, building, fire and land use codes and requirements relating to the current use and operation of, and available parking at, the Property (the “Remaining Investigations”). On or before November 26, 2013, the Buyer shall have the right to terminate the Agreement solely if the Buyer’s Remaining Investigations reflect that either (i) the quality of title to the Property is unacceptable to the Buyer pursuant to the provisions of Section 3.2 of the Agreement (as amended by Paragraph 5 of this Second Amendment), or (ii) the Property does not comply with applicable zoning, building, fire and land use codes and requirements relating to the current use and operation of, and available parking at, the Property, by forwarding written notice to the Seller in accordance with the procedures set forth in Section 13.1 of the Agreement on or before five o’clock (5:00) p.m. New York City time on November 26, 2013, in which event the Buyer shall be entitled to the return of the Deposit, and thereafter neither party shall have any further rights or obligations to the other hereunder except for such obligations which survive the Closing or the termination of this Agreement, time being of the essence.

17. This Second Amendment may be executed in multiple counterparts, any of which shall be deemed to be an original, but all of which shall constitute but one instrument. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or electronic mail is as effective as executing and delivering this Second Amendment in the presence of the other parties to this Second Amendment. This Second Amendment is effective upon delivery of one executed counterpart from each party to the other party.

18. Except as specifically set forth in this Second Amendment, the Agreement remains effective in accordance with its terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment to Agreement of Purchase and Sale as of the date and year first above written.

BUYER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By:	Independence Realty Trust, Inc., its general partner

By:	Independence Realty Advisors, LLC, its authorized agent

BY:	/s/ Farrell Ender

Name:	Farrell Ender
Title:	President

SELLER:

KOLA INVESTMENTS, L.L.C.
By:	Will Management Corp., Manager

BY:	/s/ Steve Zalkind

Name:	Steve Zalkind
Title:

EXHIBIT “A”

REQUIRED REPAIRS

Property	Repair
Raindance	Termite Repair
Heritage	Reconnecting of Vent Piping & Attic Repairs
Windrush	Reconnecting of Vent Piping
Invitational	Attic Reparis